Exhibit 10.1

4055 Technology Forest Blvd Suite 210 The Woodlands, Texas 77381

January 2, 2017

Mr. Norman L. Miller
230 Breezy Way
The Woodlands, TX 77380

Dear Norm:

On behalf of the Board of Directors of Conn’s, Inc., I am pleased to offer to you the below compensation enhancements, which are in recognition of your dedication to the turn-around strategies you have initiated and implemented at Conn’s.

First, the Board approved a modification to your initial grant of $2,000,000 in restricted stock units (“RSUs”) described in your Restricted Stock Unit Award Agreement, originally scheduled to vest ratably over five years on each anniversary of September 7, 2015, which was your commencement date as Chief Executive Officer and President of the Company, such that the RSUs are now scheduled to vest ratably over a 4-year rather than a 5-year period. The revised RSU vesting schedule is summarized below for your reference and will be reflected in an amendment to your Restricted Stock Unit Award Agreement.

Vest Date	Initial RSUs	Revised RSUs
9/7/2016	13,976	13,976
9/7/2017	13,976	18,635
9/7/2018	13,976	18,635
9/7/2019	13,976	18,635
9/7/2020	13,977	—
Total	69,881	69,881

Second, the Board has approved an award of 100,000 tiered premium-priced stock options, effective January 2, 2017 (the “Grant Date”). Details of your options grant are below for your reference and will be reflected in an Option Award Agreement:

•	33,333 options with a grant price of $12.65, based on the closing price for the Company’s common stock on the Grant Date (the “Grant Date Price”), with a four year vesting schedule

•	33,333 options with a grant price of $18.98, 50% above the Grant Date Price, with a four year vesting schedule

•	33,334 options with a grant price of $25.30, 100% above the Grant Date Price, with a four year vesting schedule

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Sincerely,

/s/
Bobby L. Martin
Conn’s, Inc.
Lead Independent Director and
Chairman, Compensation Committee

Acceptance Acknowledged:

/s/ Date: 1/6/17
Norman L. Miller

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